                                UNITED STATES                    SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION             000-27773
                            Washington, D.C. 20549
                                                                   Cusip Number
                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One) __ Form 10-K __ Form 20-F __ Form 11-K _X_ Form 10-QSB __ Form N-SAR

                 For Period Ended:  June 30, 2001
                                    -------------
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:____________________________

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

   Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Hugo International Telecom, Inc.
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Full Name of Registrant


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Former Name if Applicable

6 Waterside Drive, Langley Business Park, Langley Slough
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Address of Principal Executive Office (STREET AND NUMBER)

Berkshire SL3 6EZ United Kingdom
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 __      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 _X_     (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

                             PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

The quarterly financial statements could not be completed within the prescribed time period because closing of the quarter and preparation of the United Kingdom financial statements has just been completed and the registrant was unable, without undue hardship and expense, to devote the necessary resources to complete closing of the quarter, preparation of the United Kingdom quarterly financial statements and the United States quarterly financial statements simultaneously.

                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               David W. Foden              (011)           44 1753 542 828
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
          x  Yes   __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?    __ Yes   x No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       Hugo International Telecom, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    August 14, 2001            By:   /s/ David S. Foden
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                                       Name:  David W. Foden
                                       Title: Chief Executive Officer